WERNER ENTERPRISES, INC.
                           14507 Frontier Road
                             P. O. Box 45308
                          Omaha, Nebraska 68145


FOR IMMEDIATE RELEASE                Contact:  Robert E. Synowicki, Jr.
---------------------                      Executive Vice President and
                                              Chief Information Officer
                                                         (402) 894-3000

                                                         John J. Steele
                                          Vice President, Treasurer and
                                                Chief Financial Officer
                                                         (402) 894-3036


     WERNER ENTERPRISES REPORTS EIGHTH CONSECUTIVE QUARTER OF HIGHER
                     OPERATING REVENUES AND EARNINGS

Omaha, Nebraska, October 15, 2003:
---------------------------------

      Werner Enterprises, Inc. (Nasdaq: WERN-news), one of the nation's largest truckload transportation companies, reported its eighth consecutive year-over-year quarter of higher operating revenues and earnings for the third quarter ended September 30, 2003. Operating revenues increased 10% to $368.0 million compared to $336.1 million in third quarter 2002. Net income increased 22% to $20.5 million compared to $16.8 million in third quarter 2002. Earnings per share for third quarter 2003 were $.25 per share, or 21% higher than the $.21 per share earned in third quarter 2002. On September 30, 2003, Werner
Enterprises issued a five-for-four stock split, in the form of a 25% stock dividend. All share and per-share information is retroactively adjusted to reflect the stock split.

      "During third quarter, demand for our services was a little better than third quarter a year ago," said Chairman and Chief Executive Officer Clarence (C.L.) Werner. "We experienced slight improvement in the freight of our diversified group of retail and consumer products customers, which amounts to about 60% of our total revenues. Manufacturing and industrial freight, which is about 20% of our total revenues, was flat compared to a year ago. During the quarter, we made progress by lowering driver turnover in a difficult driver market and improving our miles per truck. We once again continued to raise our revenue per total mile, achieving a 3.1% increase compared to the same quarter a year ago."

     Average fuel prices in third quarter 2003 were 7 cents a gallon, or 9%, higher than third quarter 2002. Average prices in the current quarter were about the same as second quarter 2003. To lessen the effect of fluctuating fuel prices on the Company's margins, Werner collects fuel surcharge revenues from its customers. These surcharge programs, which automatically adjust as fuel prices change, continued in effect. Fuel surcharge revenues were $13.6 million in third quarter 2003 compared to $8.2 million in third quarter 2002. Fuel surcharge revenues in third quarter 2003 positively impacted earnings by one cent per share compared to third quarter 2002. This trend is not expected to continue in fourth quarter 2003. As the Company noted in its prior quarterly earnings release of July 16, earnings in second quarter 2003 were positively impacted by two cents per share compared to second quarter 2002 due to the temporary lag benefit of fuel surcharge revenues.

     As  discussed in previous quarterly earnings releases, the  Company delayed the business risk of buying new truck engines that are subject to the more stringent emissions standards mandated by the Environmental Protection Agency. The new regulations apply to all truck engines manufactured after October 1, 2002. Last year, the Company purchased a significant amount of new trucks with engines manufactured prior to October 2002, in addition to the normal number of new trucks required for the Company's three-year replacement cycle. This prebuy enabled the Company to delay the impact of using trucks with new engines in its fleet by approximately one year and provided for additional testing time. The prebuy trucks have been gradually placed in service over the past year, with the last group of these trucks being placed into service during the current quarter. As of September 30, 2003, the average age of our Company-owned truck fleet is 1.6 years.

     Werner Enterprises is continuing ongoing testing of the new truck engines, in particular the Caterpillar ACERT engines and the Detroit Diesel EGR engines. The Company took delivery of approximately 325 new trucks with Caterpillar ACERT engines in third quarter 2003. Werner plans to take delivery of approximately 300 new trucks with Caterpillar ACERT engines and 200 new trucks with Detroit Diesel EGR engines in fourth quarter 2003. Final decisions on truck purchases for 2004 have not been made at this time. Management may decide to extend the average age of its truck fleet.

      Effective January 4, 2004, the federal regulations that govern driver hours of service for truckload carriers are changing. These are clearly the most significant changes to the hours of service regulations in over 60 years.

     There are several hours of service changes that may have a positive or negative effect on driver hours (and miles) once the new rules are implemented. The rule changes include:

     -Drivers may drive up to 11 hours instead of the current 10 hours, subject to the new 14-hour on-duty maximum described below.

     -A driver's off-duty period must be 10 hours, compared to 8 hours currently.

     -In general, drivers may not drive beyond 14 hours in a 24-hour period, compared to 15 hours in a 24-hour period currently.

     -During the new 14-hour consecutive on-duty period, the only way to extend the on-duty period is by the use of a sleeper berth period of at least two hours that is later coupled with a second sleeper berth break equal to 10 hours. Under existing rules, during the 15-hour on-duty period, drivers are allowed to take multiple breaks of varying lengths of time, which can be either off-duty time or sleeper berth time, that do not count against the 15-hour period.

     -There is no change to the rule that limits drivers to a maximum of 70 on-duty hours in 8 consecutive days. However, under the new rules, drivers can "restart" their 8-day clock at zero hours by taking at least 34 consecutive hours off duty.

      While the Company believes the 11-hour and the 34-hour restart rules may have a slight positive effect on driving hours, management believes the 15-hour to 14-hour rule change could have a more significant negative impact on driving hours for the truckload industry. The existing 15-hour rule works like a stopwatch and allows drivers to stop and start their on-duty time as they choose. The new 14-hour rule is like a running clock. Once the driver goes on-duty and the clock starts, the driver is limited to one timeout, or else the clock keeps running. As a result of this change, issues that cause driver delays such as multiple stop shipments, unloading/loading delays, and equipment maintenance could result in a reduction in driver miles. Most truckload carriers pay drivers by the mile, so a reduction in driver miles would result in a reduction in driver pay. Since the annual driver turnover rate in the truckload industry exceeds 100% per year, the competitive market would likely require carriers to raise the rate of pay per mile to drivers if miles decline.

      During the course of our ongoing rate increase meetings with customers this Fall, the Company is increasing charges for multiple stop shipments and for equipment detention. If a customer's freight system causes a driver delay that results in a reduction of the driver's driving hours under the new hours of service rules, carriers will need to work with customers to minimize such delays, such as improving the efficiency of the loading or unloading process. If this cannot be improved, customers will need to compensate carriers to make up for a mileage shortfall.

     Werner Enterprises has completed software reprogramming for the new hours of service rules of its proprietary Paperless Log System (PLS) that is used to (1) monitor driver hours of service on a real-time basis and (2) preplan the assignment of shipments to drivers based on their available driving hours. The Company has been using the PLS since 1996 and received regulatory approval for its use from the U.S. Federal Motor Carrier Safety Administration in 1998. The PLS is a proactive planning tool, as opposed to the reactive hours of service system used by other truckload carriers. By using real-time available driving hours data, Werner matches the optimum shipment to the optimum truck to maximize miles per truck. Using the PLS, the Company regularly preplans and executes the scheduled swapping of trailers between trucks to maximize truck productivity. Other techniques used by the Company to maximize truck productivity are the use of trailer pools and focusing on drop and hook freight. As a result, the Company has historically produced one of the higher average miles per truck in the industry.

     Werner Enterprises is currently testing a sample of its drivers using the new hours of service rules that can be tested at this time (i.e., increasing off-duty time from 8 hours to 10 hours and implementing the 14-hour consecutive rule). While the Company is unable to predict the ultimate impact of the new hours of service rules because it cannot yet test the positive aspects of the new rules (i.e., 11 hours driving time vs. 10, and the 34 hour restart), management expects that the Company's PLS and its proactive management of driver hours will help the Company minimize any negative impact of the new rules, as compared to other truckload carriers. However, the Company expects the initial impact of the new rules will reduce its average miles per truck. As time goes on and the Company and its drivers gain more experience with the new rules, the Company expects to gradually reduce the expected decline in average miles per truck.

     Gains on sales of equipment, primarily trucks, are reflected as a reduction of Other Operating Expenses in the Company's income statement and amounted to a gain of $2.3 million in third quarter 2003 compared to a gain of $0.6 million in third quarter 2002. Gains increased due to a higher average sales price, and gain, per truck in third quarter 2003.

     Insurance and claims costs continued to trend at a higher level and were 5% of revenues in third quarter 2003. Higher incurred costs per claim and rising excess insurance premiums caused the increase. Management is continuing its focus on driver safety and risk management.

     Tractors in service increased by 47 trucks from second quarter 2003 to third quarter 2003, compared to a sequential decline of 40 trucks from first quarter 2003 to second quarter 2003. While the market for recruiting qualified company drivers and owner operators remains challenging, the Company increased its average tractors in service during third quarter by reducing driver turnover.

     Werner was pleased to be recognized in August as the highest rated truckload carrier in the United States in the 20th annual Logistics Management "Quest for Quality" survey of thousands of shippers. This independent survey rates carriers on a number of factors, including on-time performance, value, information technology, customer service, and equipment/operations.

     During third quarter 2003, the Company purchased 229,625 shares of common stock at an average price of $19.69 per share, for a total of $4.5 million.

      On June 12, the Company announced a 50% increase in its quarterly cash dividend rate. At the Company's current quarterly dividend rate of
2.5 cents per share, dividends are tracking at an annual rate of $8 million per year. Werner Enterprises has been paying a quarterly cash dividend for each of the last 17 years.

      The Company's financial position remains strong. Cash increased during the quarter by $24.0 million to $125.8 million. The Company's cash exceeds its only remaining debt of $20.0 million, which matures and is to be repaid during fourth quarter 2003. Werner has no truck or trailer operating leases and, therefore, has no off-balance-sheet debt. Stockholder's equity has grown to $694.3 million, or $8.68 per share.

      The Company's continuing goal is to improve its annual operating margin to 10% or better before increasing the Company's fleet growth rate.




                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                             Quarter       % of      Quarter       % of
                              Ended      Operating    Ended      Operating
                             9/30/03     Revenues    9/30/02     Revenues
                             --------    --------    --------    --------

Operating revenues           $368,034       100.0    $336,096       100.0
                             --------    --------    --------    --------
Operating expenses:
   Salaries, wages and
     benefits                 131,094        35.6     120,303        35.8
   Fuel                        38,119        10.4      32,321         9.6
   Supplies and maintenance    32,568         8.8      28,798         8.6
   Taxes and licenses          25,806         7.0      24,348         7.3
   Insurance and claims        18,446         5.0      13,233         3.9
   Depreciation                33,708         9.2      30,632         9.1
   Rent and purchased
     transportation            52,396        14.2      55,285        16.4
   Communications and
     utilities                  4,340         1.2       3,610         1.1
   Other                       (1,171)       (0.3)        410         0.1
                             --------    --------    --------    --------
      Total operating
        expenses              335,306        91.1     308,940        91.9
                             --------    --------    --------    --------
Operating income               32,728         8.9      27,156         8.1
                             --------    --------    --------    --------

Other expense (income):
   Interest expense               279         0.1         757         0.2
   Interest income               (430)       (0.1)       (628)       (0.2)
   Other                           47         0.0         156         0.1
                             --------    --------    --------    --------
      Total other expense
        (income)                 (104)        0.0         285         0.1
                             --------    --------    --------    --------

Income before income taxes     32,832         8.9      26,871         8.0
Income taxes                   12,316         3.3      10,076         3.0
                             --------    --------    --------    --------
Net income                    $20,516         5.6     $16,795         5.0
                             ========    ========    ========    ========

Diluted shares outstanding     81,932                  81,410
                             ========                ========
Diluted earnings per share       $.25                    $.21
                             ========                ========


                                       OPERATING STATISTICS
                                   (Quarter Ended September 30)
                                        % Change
                                       ----------
Average monthly miles per
  tractor                      10,288      0.0%        10,283
Average revenues per total
  mile (1)                     $1.281      3.1%        $1.242
Average revenues per loaded
  mile (1)                     $1.436      4.7%        $1.372
Average percentage of empty
  miles                         10.82%    13.7%          9.52%
Average tractors in service     8,275      4.9%         7,885
Average revenues per truck
  per week (1)                 $3,041      3.2%        $2,947
Non-trucking revenues (in
  thousands)                  $27,355      6.1%       $25,792
Capital expenditures, net     $31,213                 $68,786
Cash flow from operations     $58,576                 $77,541
Total tractors (at quarter
  end)
     Company                    7,400                   6,900
     Owner-operator               925                   1,050
                             --------                --------
          Total tractors        8,325                   7,950

Total trailers (at quarter
  end)                         22,110                  20,200


(1)  Net of fuel surcharge revenues.


                                       INCOME STATEMENT DATA
                                            (Unaudited)
                             (In thousands, except per share amounts)

                               Nine                    Nine
                              Months       % of       Months       % of
                              Ended      Operating    Ended      Operating
                             9/30/03     Revenues    9/30/02     Revenues
                           ----------    --------    --------    --------

Operating revenues         $1,077,532       100.0    $989,076       100.0
                           ----------    --------    --------    --------

Operating expenses:
   Salaries, wages and
     benefits                 382,042        35.5     358,222        36.2
   Fuel                       120,252        11.2      87,783         8.9
   Supplies and maintenance    91,036         8.4      89,966         9.1
   Taxes and licenses          77,362         7.2      72,953         7.4
   Insurance and claims        55,468         5.2      37,632         3.8
   Depreciation                99,410         9.2      89,355         9.0
   Rent and purchased
     transportation           157,439        14.6     168,552        17.1
   Communications and
     utilities                 12,315         1.1      10,971         1.1
   Other                       (1,079)       (0.1)      2,063         0.2
                           ----------    --------    --------    --------
      Total operating
        expenses              994,245        92.3     917,497        92.8
                           ----------    --------    --------    --------
Operating income               83,287         7.7      71,579         7.2
                           ----------    --------    --------    --------

Other expense (income):
   Interest expense               867         0.1       2,316         0.2
   Interest income             (1,212)       (0.1)     (1,904)       (0.2)
   Other                           84         0.0         787         0.1
                           ----------    --------    --------    --------
      Total other expense
         (income)                (261)        0.0       1,199         0.1
                           ----------    --------    --------    --------

Income before income taxes     83,548         7.7      70,380         7.1
Income taxes                   31,334         2.9      26,392         2.7
                           ----------    --------    --------    --------
Net income                    $52,214         4.8     $43,988         4.4
                           ==========    ========    ========    ========

Diluted shares outstanding     81,703                  81,511
                           ==========                ========
Diluted earnings per share       $.64                    $.54
                           ==========                ========


                                       OPERATING STATISTICS
                                 (Nine Months Ended September 30)
                                        % Change
                                       ----------
Average monthly miles per
  tractor                      10,148     (1.6%)       10,308
Average revenues per total
  mile (1)                     $1.267      3.3%        $1.227
Average revenues per loaded
  mile (1)                     $1.418      4.5%        $1.357
Average percentage of empty
  miles                         10.65%    10.9%          9.60%
Average tractors in service     8,257      4.3%         7,914
Average revenues per truck
  per week (1)                 $2,966      1.6%        $2,919
Non-trucking revenues (in
  thousands)                  $75,420      5.8%       $71,308
Capital expenditures, net     $55,653                $153,499
Cash flow from operations    $157,747                $177,792
Total tractors (at quarter
  end)
     Company                    7,400                   6,900
     Owner-operator               925                   1,050
                             --------                --------
          Total tractors        8,325                   7,950

Total trailers (at quarter
  end)                         22,110                  20,200


(1) Net of fuel surcharge revenues.


                                                 BALANCE SHEET DATA
                                                   (In thousands)



                                          9/30/03                 12/31/02
                                        ----------              ----------
                                        (Unaudited)

ASSETS

Current assets:
   Cash and cash equivalents              $125,824                 $29,885
   Accounts receivable, trade, less
     allowance of $5,754 and $4,459,
     respectively                          150,129                 131,889
   Other receivables                        14,725                  10,335
   Inventories and supplies                  9,147                   9,777
   Prepaid taxes, licenses and permits       3,798                  13,535
   Income taxes receivable                       -                   9,811
   Other current assets                     21,684                  14,317
                                        ----------              ----------
      Total current assets                 325,307                 219,549
                                        ----------              ----------

Property and equipment                   1,225,607               1,212,488
Less - accumulated depreciation            433,527                 380,221
                                        ----------              ----------
      Property and equipment, net          792,080                 832,267
                                        ----------              ----------

Other non-current assets                    11,425                  11,062
                                        ----------              ----------

                                        $1,128,812              $1,062,878
                                        ==========              ==========

LIABILITIES AND STOCKHOLDERS' EQUITY


Current liabilities:
   Accounts payable                        $37,906                 $50,546
   Current portion of long-term debt        20,000                  20,000
   Insurance and claims accruals            58,216                  47,358
   Accrued payroll                          24,189                  18,374
   Current deferred income taxes            17,710                  17,710
   Other current liabilities                13,766                  11,885
                                        ----------              ----------
      Total current liabilities            171,787                 165,873
                                        ----------              ----------

Insurance and claims accruals,
  net of current portion                    63,301                  47,801

Deferred income taxes                      199,391                 201,561

Stockholders' equity:
   Common stock, $.01 par value,
     200,000,000 shares authorized;
     80,533,536 shares issued;
     79,951,650 and 79,726,180 shares
     outstanding, respectively                 805                     805
   Paid-in capital                         108,970                 107,366
   Retained earnings                       594,491                 547,467
   Accumulated other comprehensive
     loss                                     (540)                   (216)
   Treasury stock, at cost; 581,886
     and 807,356 shares, respectively       (9,393)                 (7,779)
                                        ----------              ----------
      Total stockholders' equity           694,333                 647,643
                                        ----------              ----------
                                        $1,128,812              $1,062,878
                                        ==========              ==========

       Werner Enterprises is a full-service transportation company providing truckload and logistics services throughout the 48 states, portions of Canada and Mexico. C.L. Werner founded the Company in 1956. Werner is one of the nation's largest truckload carriers with a fleet of 8,325 trucks and 22,110 trailers.

      Werner Enterprises' common stock is traded on The Nasdaq Stock Market under the symbol WERN. The Werner Enterprises web site address is www.werner.com.

      Note: This press release contains forward-looking statements, which are based on information currently available. Actual results could differ materially from those anticipated as a result of a number of factors, including, but not limited to, those discussed in Item 7 of the Company's Annual Report on Form 10-K for the year ended December 31, 2002. The Company assumes no obligation to update any forward-looking statement to the extent it becomes aware that it will not be achieved for any reason.